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                                                                     EXHIBIT E-3




FOR IMMEDIATE RELEASE                                 CONTACT: Earl J. Blackwell
---------------------                                               281-272-4507
                                                                      USL #01-08

COMPANY ANNOUNCES APPOINTMENT OF NEW DIRECTOR

HOUSTON, TEXAS (MAY 29, 2001) --- U S Liquids Inc. (AMEX - USL), today announced that William M. DeArman has agreed to join its Board of Directors. He will fill the seat of William A. Rothrock IV who has resigned.

Mr. DeArman has been a founder of two public companies, Republic Waste Industries and U S Liquids Inc. He currently is the majority owner and manager of Premium Aircraft Parts LLC, a company engaged in the sale of new and aftermarket aircraft parts. "While we are sad to see Bill Rothrock leave our Board, we feel very fortunate to have someone of Bill DeArman's character and business acumen take his place," said Mike Lawlor, U S Liquids Chairman and CEO. "It is good to be able to bring one of the Company's founders onto our Board to assist us in our goal to enhance shareholder value."

In connection with his appointment to the Board, Mr. DeArman has withdrawn his nominations of himself and Clayton Trier for election to the Board of Directors of the Company. In addition, Mr. DeArman and Carl Warden have amended their
Schedule 13D filing announcing the withdrawal of Mr. DeArman's nominations.

U S Liquids Inc., based in Houston, is a leading provider of services in North America for the collection, processing, recovery and disposal of liquid waste.

This release includes forward-looking statements. These forward-looking statements and the Company's business and prospects are subject to risks and uncertainties any of which could cause actual results to differ materially from expected results. These risks and uncertainties are described in more detail in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and in the Company's subsequent SEC filings.

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